Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

December 5, 2008	For Further Information Contact:

Paul M. Limbert
President and Chief Executive Officer

or

Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website: www.wesbanco.com

WesBanco Selected to Participate in U.S. Treasury Department’s Capital Purchase Program

Wheeling, WV… Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc. (NASDAQ: WSBC), a Wheeling, West Virginia based multi-state bank holding company, announced that WesBanco has consummated its issuance of preferred stock to the United States Treasury under the TARP Capital Purchase Plan. The voluntary program for healthy financial institutions was created by the Treasury to increase the flow of financing available for businesses and consumers in support of the national economy. WesBanco has issued to the U.S. Treasury preferred stock in the aggregate amount of $75 million and warrants to purchase 439,282 shares of WesBanco’s common stock in accordance with the terms of the Capital Purchase Program.

The Capital Purchase Program was authorized by Congress under the Emergency Economic Stabilization Act of 2008 (EESA). Following the initial participation of nine large financial institutions, the Treasury encouraged a select number of healthy banks to participate. The same terms are available to the selected small, medium and large-sized banks and thrifts across the country. Mr. Limbert said, “The Capital Purchase Program is about liquidity, confidence and convincing banks to lend money more freely again.”

Mr. Limbert stated, “The Treasury’s investment of $75 million, or approximately 2% of risk-weighted assets, will expand WesBanco’s ability to meet the financial needs of our customers and the communities that we serve. We are pleased to have been selected, based upon our financial strength, to participate in the Treasury’s program. With this investment, our already strong capital position will be expanded to help support the economic recovery. We view WesBanco’s participation as a strong vote of confidence in our strength and ability to make a difference in our markets, our regions and ultimately the nation.”

Additional information, including the Treasury Department’s term sheet describing the Capital Purchase Program is available on the Treasury Department’s web site at http://www.ustreas.gov.

WesBanco is a multi-state bank holding company with total assets of approximately $5.1 billion, operating through 109 locations and 146 ATMs in West Virginia, Ohio, and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. WesBanco also operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

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Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between WesBanco and Oak Hill, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and Oak Hill may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco’s 2007 Annual Report on Form 10-K and documents subsequently filed by WesBanco with the Securities and Exchange Commission, including WesBanco’s Form 10-Q as of September 30, 2008. All forward-looking statements included in this news release are based on information available at the time of the release. WesBanco assumes no obligation to update any forward-looking statement.